EXHIBIT 99.1

Supplemental Discussion of Harrah’s Commercial Mortgage-Backed Securities Related Properties Financial Results

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all cash transaction, hereinafter referred to as the “Acquisition.” A substantial portion of the financing of the Acquisition is comprised of bank and bond financing obtained by Harrah’s Operating Company, Inc. (“HOC”), a wholly-owned subsidiary of Harrah’s Entertainment. This financing is neither secured nor guaranteed by Harrah’s Entertainment’s other wholly-owned subsidiaries, including certain subsidiaries that own properties that are currently secured under $5,504.6 million of commercial mortgage-backed securities (“CMBS”) financing.

In connection with the Acquisition, eight of our properties (the “CMBS Properties”) and their related assets were spun out of HOC, to Harrah’s Entertainment. As of the Acquisition date, the CMBS Properties were Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harvey’s Lake Tahoe and Bill’s Lake Tahoe. The CMBS properties borrowed $6,500.0 million (the “CMBS Financing”), which is secured by the assets of the CMBS Properties, and certain aspects of the financing are guaranteed by Harrah’s Entertainment. On May 22, 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and became property secured under the CMBS loans, and Harrah’s Lake Tahoe, Harvey’s Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City were transferred to HOC from Harrah’s Entertainment as contemplated under the debt agreements effective pursuant to the Acquisition. In this discussion, the words “we” and “our” refer to CMBS Properties. We are providing this financial information pursuant to the Second Amended and Restated Loan Agreement, dated as of August 31, 2010 (the “CMBS Loan Agreement”), related to the CMBS financing.

OPERATING RESULTS FOR CMBS PROPERTIES

Overall CMBS Properties Results

The following tables represent CMBS Properties’ unaudited condensed combined balance sheets as of June 30, 2010 and December 31, 2009, and their unaudited condensed combined statements of operations for the quarters and six months ended June 30, 2010 and 2009. Also included are the unaudited condensed combined statements of cash flows for the six months ended June 30, 2010 and 2009.

CMBS Properties

Condensed Combined Balance Sheets

(Unaudited)

(In millions)	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$91.3	$134.7
Receivables, net of allowance for doubtful accounts	65.2	58.4
Deferred income taxes	17.7	17.5
Prepayments and other	37.6	40.1
Inventories	11.5	13.7

Total current assets	223.3	264.4

Land, buildings, riverboats and equipment, net of accumulated depreciation	5,416.1	5,494.4
Goodwill	1,689.4	1,689.4
Intangible assets other than goodwill	587.8	617.6
Deferred charges and other	163.1	208.2

	$8,079.7	$8,274.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$40.1	$30.9
Accrued expenses	211.1	151.0
Interest payable	8.2	8.0
Current portion of long-term debt	—	0.1

Total current liabilities	259.4	190.0
Long-term debt	5,504.6	5,551.3
Deferred income taxes	1,564.0	1,600.5
Due to affiliates, net	39.2	47.4
Deferred credits and other	22.6	21.9

	7,389.8	7,411.1

Total CMBS Properties Stockholders’ equity	689.9	858.0
Non-controlling interests	—	4.9

Total Stockholder’s equity	689.9	862.9

	$8,079.7	$8,274.0

CMBS Properties

Condensed Combined Statements of Operations

(Unaudited)

	Quarter Ended		Six Months Ended
(In millions)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues
Casino	$324.7	$356.0	$645.5	$697.6
Food and beverage	129.9	142.0	252.5	275.9
Rooms	111.5	110.8	216.5	223.8
Other	50.6	51.8	93.2	95.6
Less: casino promotional allowances	(93.8)	(101.1)	(189.2)	(201.9)

Net revenues	522.9	559.5	1,018.5	1,091.0

Operating expenses
Direct
Casino	169.0	166.0	329.4	331.0
Food and beverage	61.8	66.6	118.0	126.8
Rooms	27.0	23.9	51.9	48.2
Property general, administrative and other	132.1	129.8	257.6	254.8
Depreciation and amortization	41.5	40.2	81.4	78.6
Write-downs, reserves and recoveries	7.6	11.4	14.8	20.9
Impairment of intangible assets	—	255.1	—	255.1
Equity in (income)/loss interests in non-consolidated affiliates	(1.2)	0.8	(1.2)	1.5
Corporate expense	7.3	10.7	19.4	15.5
Amortization of intangible assets	14.9	14.9	29.8	29.8

Total operating expenses	460.0	719.4	901.1	1,162.2

Income/(loss) from operations	62.9	(159.9)	117.4	(71.2)
Interest expense, net of interest capitalized	(67.1)	(64.3)	(130.3)	(130.7)
Gains/(losses) on early extinguishments of debt	23.3	—	(24.1)	—
Other income, including interest income	0.2	0.1	0.3	0.3

Income/(loss) before income taxes	19.3	(224.1)	(36.7)	(201.6)
(Provision)/benefit for income taxes	(6.7)	(10.9)	13.2	(18.0)

Income/(loss), net of tax	12.6	(235.0)	(23.5)	(219.6)

Less: net income attributable to non-controlling interests	—	(1.8)	—	(3.1)

Net income/(loss) attributable to CMBS Properties	$12.6	$(236.8)	$(23.5)	$(222.7)

CMBS Properties

Condensed Combined Statements of Cash Flows

(Unaudited)

(In millions)	Six Months Ended June 30,
	2010	2009
Cash flows provided by operating activities	$124.5	$188.7

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	(15.5)	(11.9)
Distributions from (advances to) non-consolidated affiliates	1.5	(1.5)
Other	0.5	(1.0)

Cash flows used in investing activities	(13.5)	(14.4)

Cash flows used in financing activities
Cash paid in connection with early extinguishments of debt	(22.6)	—
Non-controlling interests’ distributions, net of contributions	—	(2.7)
Other	—	—
Transfers and distributions to affiliates	(130.7)	(193.8)

Cash flows used in financing activities	(153.3)	(196.5)
Effect of deconsolidation of variable interest entities	(1.1)	—

Net decrease in cash and cash equivalents	(43.4)	(22.2)
Cash and cash equivalents, beginning of period	134.7	109.5

Cash and cash equivalents, end of period	$91.3	$87.3

Cash paid for interest, net of amount capitalized	$91.3	$117.0

SUPPLEMENTAL NON-CASH ACTIVITIES
Accrual for capital expenditures	$4.7	$5.6

Overall Summary Statements of Operations Information for CMBS Properties

Quarter and Year-to-Date Results

	Quarter Ended June 30,		Percentage Increase/ (Decrease)		Six Months Ended June 30,		Percentage Increase/ (Decrease)
(In millions)	2010	2009			2010	2009
Casino revenues	$324.7	$356.0	(8.8)%		$645.5	$697.6	(7.5)%
Net revenues	522.9	559.5	(6.5)%		1,018.5	1,091.0	(6.6)%
Income/(loss) from operations	62.9	(159.9)	N/M		117.4	(71.2)	N/M
Impairment charges	—	255.1	N/M		—	255.1	N/M
Income from operations before impairment charges	62.9	95.2	(33.9)%		117.4	183.9	(36.2)%
Income/(loss), net of tax	12.6	(235.0)	N/M		(23.5)	(219.6)	89.3%
Net income/(loss) attributable to CMBS Properties	12.6	(236.8)	N/M		(23.5)	(222.7)	89.4%
Operating margin	12.0%	(28.6)%	40.6pts		11.5%	(6.5)%	18.0pts
Operating margin before impairment charges	12.0%	17.0%	(5.0	)pts	11.5%	16.9%	(5.4	)pts

N/M = Not Meaningful

Revenues for the quarter and six months ended June 30, 2010 declined primarily due to the continuing impact of the recession on customers’ discretionary spending. Included in the loss from operations for the quarter and six months ended June 30, 2009 is a charge of $255.1 million for impairments of goodwill on certain Las Vegas properties. This charge was the result of an assessment for impairment that was prompted by the relative impact of weak economic conditions on certain of the CMBS properties.

Prior to consideration of impairment charges, income from operations declined for the quarter and six months ended June 30, 2010 when compared with the prior year periods primarily driven by the income impact of reduced revenues. Income from continuing operations, net of tax for the quarter and six months ended June 30, 2010 includes gains on early extinguishments of debt of $23.3 million and losses on early extinguishment of debt of $24.1 million, respectively.

Gains on early extinguishments of debt for the quarter ended June 30, 2010, mentioned above, relate to gains recognized on the purchase of $46.6 million face value of CMBS loans for approximately $22.6 million resulting in a gain on the transaction of approximately $23.3 million during the quarter ended June 30, 2010. In the fourth quarter of 2009, we purchased approximately $950.0 million of face value of CMBS Loans for approximately $237.0 million. Pursuant to the terms of the amendment, we have agreed to pay lenders selling these CMBS Loans during the fourth quarter 2009 an additional $48.0 million for their loans previously sold. This additional liability was recorded as a loss on early extinguishment of debt during the first quarter of 2010 and is included in the six months ended June 30, 2010 results. The additional amount is required to be paid no later than December 31, 2010.

Other Factors Affecting Net Income

Quarter and Year-to-Date Results

	Quarter Ended June 30,		Percentage Increase/ (Decrease)	Six Months Ended June 30,		Percentage Increase/ (Decrease)
(In millions) Expense/(Income)	2010	2009		2010	2009
Corporate expense	$7.3	$10.7	(31.8)%	$19.4	$15.5	25.2%
Write-downs, reserves and recoveries	7.6	11.4	(33.3)%	14.8	20.9	(29.2)%
Impairment of intangible assets	—	255.1	N/M	—	255.1	N/M
Amortization of intangible assets	14.9	14.9	N/M	29.8	29.8	N/M
Interest expense, net	67.1	64.3	4.4%	130.3	130.7	(0.3)%
(Gains)/ losses on early extinguishment of debt	(23.3)	—	N/M	24.1	—	N/M
Other income	(0.2)	(0.1)	N/M	(0.3)	(0.3)	N/M
Provision/(benefit) for income taxes	6.7	10.9	(38.5)%	(13.2)	18.0	N/M
Income attributable to non-controlling interests	—	1.8	N/M	—	3.1	N/M

N/M = Not Meaningful

Corporate expense for the quarter and six months ended June 30, 2010 varied versus 2009 due to fluctuations in the corporate expense allocations during each of the respective periods.

Write-downs, reserves and recoveries include various pretax charges to record certain long-lived tangible asset impairments, contingent liability reserves, demolition costs and other non-routine transactions. Given the nature of the transactions included within write-downs, reserves and recoveries, these amounts are not expected to be comparable from year-to-year, nor are the amounts expected to follow any particular trend from year-to-year. For the quarter ended June 30, 2010, total write-downs, reserves and recoveries, comprised primarily of remediation costs, were $7.6 million, a reduction of $3.8 million from the comparable quarter of 2009. For the six months ended June 30, 2010, total write-downs, reserves and recoveries, comprised primarily of remediation costs, were $14.8 million, a reduction of $6.1 million from the comparable period of 2009. Amounts incurred during the six months ended June 30, 2009 also included $1.5 million for demolition costs and $1.5 million for severance costs.

Interest expense increased by $2.8 million for the quarter ended June 30, 2010 compared to the same period in 2009. Interest expense for the quarter ended June 30, 2010, as a result of interest rate swap agreements, includes (i) $3.9 million of expense due to measured ineffectiveness and amounts excluded from effectiveness testing; and (ii) $6.0 million of expense due to amortization of deferred losses frozen in other comprehensive income. Interest expense decreased by $0.4 million for the first six months ended June 30, 2010 compared to the same period in 2009. Interest expense for the first six months ended June 30, 2010, as a result of interest rate swap agreements, includes (i) $10.9 million of expense due to measured ineffectiveness and amounts excluded from effectiveness testing; and (ii) $9.5 million of expense due to amortization of deferred losses frozen in other comprehensive income.

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. Due to the relative impact of weak economic conditions on certain properties, we performed interim assessments of goodwill and certain intangible assets for impairment during the second quarters of 2010 and 2009, which resulted in no impairment charges for 2010 and $255.1 million of impairment charges for the second quarter and six months ended June 30, 2009.

Gains on early extinguishments of debt for the quarter ended June 30, 2010 relate to gains recognized on the purchase of $46.6 million face value of CMBS loans for approximately $22.6 million resulting in a gain on the transaction of approximately $23.3 million during the quarter ended June 30, 2010. In the fourth quarter of 2009, we purchased approximately $950.0 million of face value of CMBS Loans for approximately $237.0 million. Pursuant to the terms of the amendment, we have agreed to pay lenders selling these CMBS Loans during the fourth quarter 2009 an additional $48.0 million for their loans previously sold, to be paid no later than December 31, 2010. This additional liability was recorded as a loss on early extinguishment of debt during the first quarter of 2010 and is included in the six months ended June 30, 2010 results. In addition, on September 1, 2010, we purchased approximately $124.0 million of face value of CMBS Loans for $37.0 million, of which $31.0 million was paid at the closing of the CMBS Loan Agreement, and the remainder of which will be paid prior to December 31, 2010.

For the 2010 second quarter, the CMBS Properties recorded a tax provision of $6.7 million on pre-tax income from continuing operations of $19.3 million (an effective tax rate of 34.7 percent), compared with a tax provision of $10.9 million on a pre-tax loss from continuing operations of $224.1 million in the 2009 second quarter (an effective tax rate of 35.2 percent on pre-tax income of $31.0 million when adjusted for the impairment of intangible assets). The primary differences between CMBS Properties’ second-quarter 2010 recorded benefit and the benefit that would have resulted from applying the U.S. statutory tax rate of 35.0 percent to CMBS Properties’ pre-tax loss from continuing operations are the effects of income tax credits and other adjustments. Year-to-date 2010, the CMBS Properties recorded a tax benefit of $13.2 million on pre-tax loss from continuing operations of $36.7 million (an effective tax benefit rate of 36.0 percent), compared with a tax provision of $18.0 million on a pre-tax loss from continuing operations of $201.6 million in the 2009 second quarter (an effective tax rate of 33.6 percent on pre-tax income of $53.5 million when adjusted for the impairment of intangible assets). The primary differences between CMBS Properties’ second-quarter 2010 recorded benefit and the benefit that would have resulted from applying the U.S. statutory tax rate of 35.0 percent to CMBS Properties’ pre-tax loss from continuing operations are the effects of income tax credit and other adjustments.

LIQUIDITY AND CAPITAL RESOURCES

Cost Savings Initiatives

In light of the severe economic downturn and adverse conditions in the travel and leisure industry generally, Harrah’s Entertainment has undertaken a comprehensive cost reduction effort to right-size expenses with business levels. Beginning in August 2008, the program includes organizational restructurings at our corporate and property operations, reduction of employee travel and entertainment expenses, rationalization of our corporate-wide marketing expenses, procurement and headcount reductions at property operations and corporate offices. As of June 30, 2010, Harrah’s Entertainment has identified $700.4 million in estimated cost savings from these initiatives, of which approximately $581.9 million had been realized in the trailing twelve month period ending June 30, 2010.

In accordance with our shared services agreement with Harrah’s Entertainment, $196.1 million in estimated cost savings and $163.0 million of the trailing twelve months realized cost savings have been allocated to CMBS properties.

Capital Spending

We perform on-going refurbishment and maintenance at our casino entertainment facilities to maintain our quality standards. Construction-related costs incurred after the receipt of necessary approvals are capitalized and depreciated over the estimated useful life of the resulting asset. Project opening costs are expensed as incurred. We also may pursue growth capital projects at our properties.

The commitment of capital, the timing of completion of capital projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in the CMBS Loan Agreement. Cash needed to finance capital projects is expected to be made available from operating cash flows or joint venture partners. Our capital spending for the quarter and six months ended June 30, 2010, totaled approximately $7.6 million and $15.4 million, respectively. Total capital expenditures for 2010 are expected to be between $15.0 million and $30.0 million.

Liquidity

We generate substantial cash flows from operating activities, as reflected on the Combined Statements of Cash Flows in our audited combined financial statements. We use the cash flows generated by our operations to fund debt service and to reinvest in existing properties for both refurbishment and expansion projects. Prior to the CMBS Loan Agreement, excess cash was distributed to Harrah’s Entertainment, Inc. This practice has been further revised under the CMBS Loan Agreement, as described under Amendment to CMBS Financing on the next page.

Our ability to fund our operations, pay our debt obligations and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and restrictive covenants related to our existing debt impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance and our cash flows from operations will be sufficient to meet our normal operating requirements during the next twelve months and to fund capital expenditures.

We cannot assure you that our business will generate sufficient cash flows from operations to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets or attempt to restructure our debt. In addition, we have pledged a significant portion of our assets as collateral under our CMBS Financing agreements, and if any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Our cash and cash equivalents totaled $91.3 million at June 30, 2010, compared to $134.7 million at December 31, 2009.

Capital Resources

All of the debt under the CMBS Loan Agreement (and related loan agreements) is due in 2015, assuming we exercise all available extensions. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, or joint venture partners.

Interest and Fees

We make monthly interest payments on our CMBS financing.

Restrictive Covenants and Other Matters

The CMBS Loan Agreement contains customary affirmative and negative covenants, representations and warranties and events of default, which are subject to important exceptions and qualifications, as set forth in the CMBS Loan Agreement.

Certain covenants contained in the Agreement restrict our ability to take certain actions such as incurring additional debt or making acquisitions.

Other Financing Transactions

Amendment to CMBS Financing

On March 5, 2010, we received the consent of the lenders under our CMBS financing to amend the terms of the CMBS Financing, subject to the execution of definitive documentation, and on August 31, 2010 we entered into the CMBS Loan Agreement to, among other things, (i) provide our subsidiaries that are borrowers under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”) the right to extend the maturity of the CMBS Loans, subject to certain conditions, by up to 2 years until February 2015, (ii) amend certain terms of the CMBS Loans with respect to reserve requirements, collateral rights, property release prices and the payment of management fees, (iii) provide that once the aggregate principal amount of the mezzanine loans is less than or equal to $625,000,000, the mortgage loans will begin to amortize on a quarterly basis in an amount equal to the greater of 100% of excess cash flow for such quarter and $31,250,000.

The CMBS Loan Agreement also provides for certain limitations with respect to the amount of excess cash flow from the borrowers under the CMBS Loan Agreement that may be distributed to Harrah’s Entertainment, Inc. For example, the borrowers are required to use 100% of excess cash flow to make ongoing mandatory offers on a quarterly basis to purchase mezzanine loans at discounted prices. To the extent such offers are accepted, such excess cash flow will need to be so utilized and will not be available for distribution to Harrah’s Entertainment, Inc. To the extent such offers are not accepted with respect to any fiscal quarter, the amount of excess cash flow that may distributed to Harrah’s Entertainment, Inc. is limited to 85% of excess cash flow with respect to such quarter. In addition, if the mortgage loans begin to amortize as described above, such excess cash flow will need to be utilized in connection with such amortization and will not be available for distribution to Harrah’s Entertainment, Inc. Any CMBS Loans purchased will be cancelled.

In addition, management agreements were entered into that, upon receipt of requisite gaming approvals, require each management company be paid a management fee for the provision of services, in addition to reimbursement of expenses. The payment of management fees, however, may be limited from time to time pursuant to the terms of the CMBS Loan Agreement.

In the fourth quarter of 2009, we purchased $948.8 million of face value of CMBS Loans for approximately $237.0 million. Pursuant to the terms of the amendment, we have agreed to pay lenders selling CMBS Loans during the fourth quarter 2009 an additional $48.0 million for their loans previously sold, to be paid no later than December 31, 2010. This additional liability was recorded as a loss on early extinguishment of debt during the quarter ended March 31, 2010. In addition, on September 1, 2010, we purchased approximately $124.0 million of face value of CMBS Loans for $37.0 million, of which $31.0 million was paid at the closing of the CMBS Loan Agreement, and the remainder of which will be paid prior to December 31, 2010.

Derivative Instruments — Interest Rate Cap Agreements

On January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS Financing. The interest rate cap agreement, which was effective January 28, 2008 and terminates February 13, 2013, is for a notional amount of $6,500.0 million at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a cash flow hedging instrument for accounting purposes on May 1, 2008.

On November 30, 2009, we purchased and extinguished approximately $948.8 million of the CMBS Financing. The hedging relationship between the CMBS Financing and the interest rate cap has remained effective subsequent to the debt extinguishment. As a result of the extinguishment, in the fourth quarter 2009, we reclassified approximately $12.1 million of deferred losses out of accumulated other comprehensive income and into interest expense associated with hedges for which the forecasted future transactions are no longer probable of occurring.

On January 31, 2010, we removed the cash flow hedge designation for the $6,500.0 million interest rate cap, freezing the amount of deferred losses recorded in Accumulated Other Comprehensive Loss associated with the interest rate cap. Beginning February 1, 2010, we began amortizing deferred losses frozen in Accumulated Other Comprehensive Loss into income over the original remaining term of the hedge forecasted transactions that are still probable of occurring. For the quarter and six months ended June 30, 2010, we recorded $6.0 million and $9.5 million, respectively, as an increase to interest expense, and we will record an additional $20.9 million as an increase to interest expense and Accumulated Other Comprehensive Loss over the next 12 months, all related to deferred losses on the interest rate cap. In connection with the extinguishment of $46.6 million of the CMBS Financing, on June 7, 2010, we reclassified approximately $1.0 million of deferred losses recorded in Accumulated Other Comprehensive Loss associated with the interest rate cap into interest expense associated with hedges for which the forecasted transactions are no longer probable of occurring.

On January 31, 2010, we re-designated $4,650.0 million of the interest rate cap as a cash flow hedging instrument for accounting purposes. Any future changes in fair value of the portion of the interest rate cap not designated as a hedging instrument will be recognized in interest expense during the period in which the changes in value occur.

As part of the CMBS Loan Agreement, in order to extend the maturity of the CMBS Loans under the extension option, we will be required to extend our interest rate cap agreement to cover the two years of extended maturity of the CMBS Loans, with a maximum aggregate purchase price for such extended interest rate cap for $5.0 million. We have funded the $5.0 million obligation in connection with the closing of the CMBS Loan Agreement on September 1, 2010.

GUARANTEES OF THIRD-PARTY DEBT AND OTHER OBLIGATIONS AND COMMITMENTS

The tables below summarize, as of June 30, 2010, material additions to or changes in the CMBS Properties’ contractual obligations and other commitments through their respective maturity or ending dates.

Contractual Obligations(a) (In millions)	Jun. 30, 2010	Dec. 31, 2009	Increase/ (Decrease)
Face value of debt, including capital lease obligations	$5,504.6	$5,551.5	$(46.9)
Estimated interest payments	489.2	565.8	(76.6)
Operating lease obligations	10.1	13.0	(2.9)
Purchase order obligations	8.6	8.8	(0.2)
Construction commitments	19.0	18.6	0.4
Entertainment obligations	31.5	38.7	(7.2)
Other contractual obligations	4.8	6.8	(2.0)

(a)	In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.